Media contact: Janice D. Lantz Manager, Communications 800 Cabin Hill Drive Greensburg, Pa. 15601-1689 Phone: (724) 838-6984 Media Hotline: 1-888-233-3583 E-Mail: jlantz@alleghenyenergy.com	Investor contact: Max Kuniansky Director, Investor Relations 800 Cabin Hill Drive Greensburg, Pa. 15601-1689 Phone: (724) 838-6895 E-Mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Power Files Rate Petition in Pennsylvania

Greensburg, Pa., September 7, 2004 – Allegheny Power, the delivery unit of Allegheny Energy, Inc. (NYSE: AYE), today filed with the Pennsylvania Public Utility Commission for approval to facilitate the recovery of stranded costs and provide rate certainty for its more than 690,000 electric customers in Pennsylvania through an extended transition to competition. The Office of Consumer Advocate, the Office of Small Business Advocate and The West Penn Power Industrial Intervenors joined in the filing.

“We believe this extension of rate caps will provide customer rate protection and a smooth transition to competitive market-based rates,” said Paul J. Evanson, Chairman and Chief Executive Officer, Allegheny Energy, Inc. “Allegheny hasn’t increased rates in a decade, and our customer rates are among the lowest in Pennsylvania.”

Highlights of the filing include:

•	Extension of the distribution rate caps for an additional two years through 2007 for all Pennsylvania retail customers.
•	Extension of generation rate caps for an additional two years through 2010, with additional generation rate increases in 2007, 2009 and 2010. Allegheny’s 1998 restructuring agreement previously provided for rate increases in 2006 and 2008. Between the 1998 restructuring agreement and the amended agreement proposed today, average unit rates for residential customers will gradually increase from 6.79 cents per kilowatt-hour (kWh) in 2005 to 7.13 cents per kWh in 2006, 7.49 cents per kWh in 2007, 7.86 cents per kWh in 2008, 8.81 cents per kWh in 2009 and 9.09 cents per kWh in 2010.
•	Securitization of approximately $115 million of stranded costs.

The new customer rates would enable Allegheny Energy to realize generation prices of approximately $30.10 per megawatt-hour (MWh) for 2005, $32.80 per MWh for 2006, $35.50 per MWh for 2007, $38.30 per MWh for 2008, $46.90 per MWh for 2009 and $50.80 per MWh for 2010 before moving to market prices. Under the current agreement, generation prices are approximately $30.10 per MWh for 2005, $32.80 per MWh for 2006 and 2007 and $35.40 per MWh for 2008 before moving to market prices.

Allegheny’s request will go before an administrative law judge, who will make a recommendation to the Commission for further action. Headquartered in Greensburg, Pa., Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at .

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements.  These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s delivery business, Allegheny Power; the closing of various agreements; results of litigation; financing plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties.  There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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